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                                                                 EXHIBIT 10.4(E)

NORWEST BANKS                   Norwest Bank Texas, South Central
                                Post Office Box 2019 Austin, Texas 78768-2019
                                512/479-0011



September 30, 1997


John Van der Hagen
Surrey, Inc.
13110 Trails End Road
Leander, TX  78641

Re:      Line of Credit Loan Agreement

Gentlemen:


Your line of credit in the amount of $800,000.00 has been approved subject to modification of your existing Loan Agreement. This letter serves to document your agreement of modification to the SBA Authorization and Loan Agreement executed by Dan Cifers on October 17, 1994 and your agreement to the Amendment by my letter dated August 13, 1997.

This modification to the Loan Agreement consists of two covenants. The first is officers' salaries are limited to $250,000.00 annually and the second is financial covenants will be monitored quarterly. The financial covenants are
a) debt/worth ratio of less that 3.5:1, b) current ratio greater that 1.25:1,
c) minimum net worth requirement of $1,000M, and d) minimum DSCR of 1.25:1 on a traditional cash flow basis. Please calculate these ratios and include on your Borrowing Base Certificate. Availability under the line of $800,000 remains at 70% of eligible receivables less than 60 days old.


We appreciate your business and look forward to our continued association.

Regards,

/s/ Paul J. Holubec
Paul J. Holubec
Vice President

Agreed:


/s/ John van der Hagen                    /s/ Marty van der Hagen
-----------------------------             -----------------------------------
John van der Hagen, President             Marty van der Hagen, Vice President